Exhibit 7.1

STOCK PURCHASE AGREEMENT

FOR

BADGERBLOX, INC.

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the day of March 20, 2023 by and among Christian Schrubey, a resident of Wisconsin, (the “Seller”), and GEMZ Corporation., a Corporation domiciled in Nevada (the “Purchaser”). The Seller, and the Purchaser are sometimes referred to as the Party and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns a total of one thousand (1,000) shares of Common stock in BadgerBloX Homes, Inc., a Wisconsin corporation (“BadgerBloX”) and wishes to sell all of such shares (the “Shares”).

WHEREAS, BadgerBloX the corporate entity has a total of one thousand (1,000) shares of Common stock authorized and the one thousand (1,000) shares of Common stock in BadgerBloX owned by the Seller are all of the issued and outstanding shares of BadgerBloX

WHEREAS, the Purchaser wishes to purchase all of the Shares for a total purchase price of twenty thousand dollars ($20,000 USD) (the “Purchase Price”).

WHEREAS, the Seller proposes to sell the Shares to the Purchaser on the terms set forth herein and Purchaser wishes to purchase the Shares from the Seller on the terms set forth herein;

Upon final closing of this transaction, the Shares will be transferred from Seller to Buyer and a new certificate shall be issued in the name of: GEMZ Corporation

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE AND CLOSING

1.1       Conditions to Closing. It is agreed that all of the funds consisting of twenty thousand dollars ($20,000 USD) of the Purchase Price shall be remitted to the Seller and Shares shall be remitted to Purchaser upon closing.

1.2       Termination. In the event the sale and purchase of all of the Shares pursuant to this Agreement is not completed on or before March 24, 2023, this Agreement shall terminate.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1       The Seller warrants, covenants, and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a)       The Seller represents and warrants that the Shares being sold pursuant to this Agreement represent all of the shares of BadgerBloX owned by the Seller as well as issued and outstanding of BadgerBloX Rock Climbing Center, Inc.

(b)       Immediately prior to and at the Closing, the Seller has the legal right and authority to sell the Shares to the Purchaser and on the Closing Date and Seller shall transfer the Shares to the Purchaser free and clear of all liens, restrictions, covenants or adverse claims of any kind or character.

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(c)       The Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and this Agreement has been validly executed by the Seller.

(d)       The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1       The Purchaser represents and warrants to the Seller with the intention of inducing the Seller to enter into this Agreement that:

(a)       The Purchaser as the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated and this Agreement has been validly executed by the Purchaser.

(b)       The Purchaser is acquiring the Shares as principal for the Purchaser’s own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

4.	MISCELLANEOUS

4.1       The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2       Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States Dollars.

4.3       There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

4.4       The notice addresses of the Parties hereto are as follows:

Seller:	Christian Schrubey 4412 Indian Trail Hobart, WI 54313
Purchaser:	GEMZ Corporation Attn: Stephen Carnes 2180 N. Park Ave, Unit 200 Winter Park, FL 32789

4.5       Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada located in Clark County, Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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4.6       The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Shares and shall continue in full force and effect for a period of one year.

4.7       This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.8       Delivery of an executed copy of this Agreement by electronic, facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March ___, 2023

“SELLER”

/s/ Christian Schrubey

Name: Christian Schrubey

“PURCHASER”

/s/ Stephen W. Carnes

Name: GEMZ Corporation

            Stephen W. Carnes, Director

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